EXHIBIT 99.1

Fastenal Company Reports 2012 First Quarter Earnings

WINONA, Minn., April 12, 2012 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended March 31, 2012. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands. Share and per share information in this document has been adjusted to give effect to the two-for-one split of our common stock in May 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the three month periods ended March 31:

	Three-month period
	2012	2011	Change

Net sales	$768,875	640,583	20.0%
Pre-tax earnings	$161,129	128,811	25.1%
% of sales	21.0%	20.1%
Net earnings	$100,194	79,547	26.0%
Net earnings per share (basic)	$0.34	0.27	25.9%

On March 31, 2012, we had 2,611 stores. During the first three months of 2012, we opened 28 new stores, an increase of 1.1% since December 31, 2011 (we opened 37 new stores in the same period of 2011).  On March 31, 2012, we had 15,483 employees, an increase of 2.1% since December 31, 2011.

Similar to previous quarters, we have included comments regarding several aspects of our business:

  Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.
  Growth drivers of our business – a recap of how we grow our business.
  Profit drivers of our business – a recap of how we increase our profits.
  Statement of earnings information – a recap of the components of our income statement.
  Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.

While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, and (5) the cost to manage and procure these products can be significant.

Our motto is Growth through Customer Service. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to the customer. We believe our ability to grow is amplified if we can service our customer at the closest economic point of contact.

The concept of growth is simple, find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.

MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance.    The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During the months in 2012, 2011, and 2010, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	21.3%	20.0%	19.3%
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%	21.4%	22.2%	21.2%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%

The growth in the first quarter of 2012 generally continues the relative strength we saw in 2011 and in most of 2010. The change in currencies in foreign countries (primarily Canada) relative to the United States dollar lowered our daily sales growth rate by 0.3% during the first three months of 2012.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2012 group – opened 2010 and earlier, 2011 group – opened 2009 and earlier, and 2010 group – opened 2008 and earlier) represent a consistent 'same-store' view of our business. During the months in 2012, 2011, and 2010, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	18.8%	17.1%	16.8%
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%	18.0%	18.5%	17.5%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2012 group – opened 2007 and earlier, 2011 group – opened 2006 and earlier, and 2010 group – opened 2005 and earlier). This group is more cyclical due to the increased market share they enjoy in their local markets. During the months in 2012, 2011, and 2010, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	17.4%	15.8%	15.7%
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%	17.0%	17.4%	16.9%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2012 and 2011), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2012', '2011', and '2010' lines represent our actual sequential daily sales changes. The '12Delta' line is the difference between the 'Past' and '2012'; similarly, the '11Delta' is the difference between the 'Past' and '2011' and the '10Delta' is the difference between the 'Past' and '2010'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2012	-0.3%	0.5%	6.4%
12Delta	-1.2%	-2.8%	3.5%

2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%	0.7%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%	1.4%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%
(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

During the last several years, our business has started with a weaker sequential pattern in the period from January to February. This was then followed by a very strong February to March pattern, a trend that continued in 2012.

END MARKET PERFORMANCE:

Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2012	20.3%
2011	15.5%	18.5%	18.3%	21.0%	20.0%
2010	15.7%	29.8%	30.6%	17.7%	22.4%

The growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). This corresponds to the 2009 contraction, which was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business.  These patterns are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2012, 2011, and 2010 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2012	54.1	52.4	53.4
2011	59.9	59.8	59.7	59.7	54.2	55.8	51.4	52.5	52.5	51.8	52.2	53.1
2010	56.7	55.8	59.3	59.0	58.8	56.0	55.7	57.4	56.4	57.0	58.0	57.3

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2012	17.1%
2011	17.7%	15.8%	15.8%	17.4%	17.1%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%

A graph of the sequential daily sales trends to these two end markets in 2012, 2011, and 2010, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

130
120
110
100
90
80
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2012
2011
2010

Non-Residential Construction

130
120
110
100
90
80
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2012
2011
2010

GROWTH DRIVERS OF OUR BUSINESS

We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by our close proximity to our customers, which allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings were initially in the United States, but expanded beyond the United States beginning in the mid 1990's.

In our first ten years of being public (1987 to 1997), we opened stores at a rate approaching 30% per year.  Subsequent to this, we opened stores at a rate closer to 10% to 15%, and, over the last five years, at a rate of approximately 3% to 8% (we currently expect 4% to 6% for 2012). As we gained proximity to more customers, we continued to diversify our growth drivers – this was done to provide existing store personnel with more tools to grow their business organically – the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines, and we added new product knowledge to our bench. This was our first big effort to diversify our growth drivers. The next big item began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) government sales, (2) internet sales, (3) specific products (most recently metal working), and (4) FAST SolutionsSM (industrial vending).

We believe our FAST SolutionsSM (industrial vending) have the potential to be transformative to industrial distribution. We also believe we have a 'first mover' advantage, and are investing to maximize the advantage. At our investor day in May 2011, we discussed our progress with FAST SolutionsSM (industrial vending). In addition to our discussion regarding progress, we discussed our goals with the rollout of the vending machines. One of the goals we identified related to our rate of 'machine signings' (the first category below) – our goal was simple, sign 2,500+ machines per quarter (or an annualized run rate of 10,000 machines). The following table includes some statistics regarding this business:

		Q1	Q2	Q3	Q4

Number of vending machines in	2012	4,568
contracts signed during the period[1]	2011	1,405	2,107	2,246	2,084
	2010	257	420	440	792

Cumulative machines installed[2]	2012	9,798
	2011	2,659	3,867	5,642	7,453
	2010	892	1,184	1,515	1,925

Percent of total net sales to	2012	17.8%
customers with vending machines[3]	2011	8.9%	10.5%	13.1%	15.7%
	2010	3.4%	4.6%	6.1%	7.5%

Daily sales growth to customers	2012	33.9%
with vending machines[4]	2011	50.6%	43.9%	42.5%	40.7%
	2010	37.4%	54.0%	56.4%	60.2%

[1] This represents the gross number of machines signed during the quarter, not the number of contracts.
[2] This represents the number of machines installed and producing revenue on the last day of the quarter.
[3] The percentage of total sales (vended and traditional) to customers currently using a vending solution.
[4] The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

We are pleased with the increases in the number of vending machine contracts signed, and with our ability to install machines. We increased our installed machine base by 2,345 machines (9,798 versus 7,453) in the first quarter of 2012, by 734 machines (2,659 versus 1,925) in the first quarter of 2011, and by 325 machines (892 versus 567) in the first quarter of 2010.

PROFIT DRIVERS OF OUR BUSINESS

We grow our profits by continuously looking for ways to grow sales, and by improving our relative profitability. We also grow our profits by allowing our inherent profitability to shine through – we refer to this as the 'pathway to profit'. The distinction is important.

We achieve improvements in our relative profitability by increasing our gross margin, by structurally lowering our operating expenses, or both. We advance on the 'pathway to profit' by increasing the average store size (measured in terms of monthly sales), and allowing the store mix to improve our profits. This is best explained by comparing the varying profitability of our 'traditional' stores in the table below. The average store size for the group, and the average age, number of stores, and pre-tax earnings data by store size for the first quarter of 2012, 2011, and 2010, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended March 31, 2012			Average store sales = $86,449

$0 to $30,000	4.4	289	11.1%	-17.4%
$30,001 to $60,000	7.6	795	30.4%	11.9%
$60,001 to $100,000	9.9	719	27.5%	21.5%
$100,001 to $150,000	12.5	419	16.0%	24.9%
Over $150,000	15.6	287	11.0%	28.4%
Strategic Account/Overseas Store		102	3.9%
Company Total		2,611	100.0%	21.0%

Three months ended March 31, 2011			Average store sales = $74,421

$0 to $30,000	4.2	397	15.7%	-12.2%
$30,001 to $60,000	7.5	874	34.7%	12.6%
$60,001 to $100,000	10.2	668	26.5%	22.2%
$100,001 to $150,000	12.4	310	12.3%	25.5%
Over $150,000	15.7	193	7.7%	27.5%
Strategic Account/Overseas Store		80	3.2%
Company Total		2,522	100.0%	20.1%

Three months ended March 31, 2010			Average store sales = $62,728

$0 to $30,000	4.4	508	21.2%	-14.6%
$30,001 to $60,000	7.5	925	38.7%	11.3%
$60,001 to $100,000	10.1	554	23.2%	21.3%
$100,001 to $150,000	12.9	230	9.6%	24.9%
Over $150,000	16.4	109	4.6%	26.5%
Strategic Account/Overseas Store		66	2.8%
Company Total		2,392	100.0%	17.4%

Note – Amounts may not foot due to rounding difference.

There are two aspects of our business that can be noted. First, by improving our relative profitability of the various store categories, we amplified the 'pathway to profit'. Second, as our stores grow their sales, the level of profitability improves due to the natural leverage of the business. This creates what we call the 'pathway to profit'.    When we originally announced the 'pathway to profit' strategy in 2007, our goal was to increase our pre-tax earnings, as a percentage of sales, from 18% to 23%. This goal was to be accomplished by slowly moving the mix from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000) and by increasing the average store sales to approximately $125,000 per month. The weak economic environment in 2009 caused our average store size to decrease, and consequently lowered our level of profitability; however, subsequent to this period we improved our gross margin and lowered our operating expenses. This improvement allowed us to amplify the 'pathway to profit' and effectively lowered the average store size required to hit our 23% goal. Today we believe we can accomplish our 'pathway to profit' goal with an average store size of approximately $100,000 to $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

Store Count and Full-Time Equivalent (FTE) Headcount – The table that follows highlights certain impacts on our business of the 'pathway to profit' since its introduction in 2007.  Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the table that follows, we refer to our 'store' net sales, locations, and personnel. When we discuss 'store' net sales, locations, and personnel, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, the typical format in the United States or Canada, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2011 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of large customers in a limited geographic market. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) the portion of our internally manufactured product that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1	Q3	Q1	Q2	Q3	Q4	Q1
	2007	2008	2011	2011	2011	2011	2012

Total net sales reported	$489,157	$625,037	$640,583	$701,730	$726,742	$697,804	$768,875
Less: Non-store sales (approximate)	40,891	57,267	78,021	85,535	88,500	86,737	92,459
Store net sales (approximate)	$448,266	$567,770	$562,562	$616,195	$638,242	$611,067	$676,416
% change since Q1 2007		26.7%	25.5%	37.5%	42.4%	36.3%	50.9%
% change (twelve months)		17.5%	25.2%	23.6%	21.1%	21.0%	20.2%

Percentage of sales through a store	92%	91%	88%	88%	88%	88%	88%

Average monthly sales per store	$72	$82	$74	$80	$83	$79	$86
(using ending store count)
% change since Q1 2007		13.9%	2.8%	11.1%	15.3%	9.7%	19.4%
% change (twelve months)		9.3%	17.5%	15.9%	15.3%	16.2%	16.2%

Store locations - quarter end count	2,073	2,300	2,522	2,558	2,566	2,585	2,611
% change since Q1 2007		11.0%	21.7%	23.4%	23.8%	24.7%	26.0%
% change (twelve months)		7.2%	5.4%	6.3%	4.6%	3.8%	3.5%

Store personnel - absolute headcount	6,849	9,123	9,344	9,734	10,057	10,328	10,486
% change since Q1 2007		33.2%	36.4%	42.1%	46.8%	50.8%	53.1%
% change (twelve months)		17.9%	11.2%	15.9%	16.4%	14.1%	12.2%

Store personnel - FTE	6,383	8,280	7,825	8,254	8,629	8,684	8,900
Non-store selling personnel - FTE	616	599	779	850	920	953	998
Sub-total of all sales personnel - FTE	6,999	8,879	8,604	9,104	9,549	9,637	9,898

Distribution and manufacturing personnel-FTE [1]	1,962	2,244	2,069	2,249	2,343	2,336	2,342
Administrative personnel-FTE	767	805	760	783	811	796	796
Sub-total of non-sales personnel - FTE	2,729	3,049	2,829	3,032	3,154	3,132	3,138

Total - average FTE headcount	9,728	11,928	11,433	12,136	12,703	12,769	13,036

% change since Q1 2007
Store personnel - FTE		29.7%	22.6%	29.3%	35.2%	36.0%	39.4%
Non-store selling personnel - FTE		-2.8%	26.5%	38.0%	49.4%	54.7%	62.0%
Sub-total of all sales personnel - FTE		26.9%	22.9%	30.1%	36.4%	37.7%	41.4%

Distribution and manufacturing personnel-FTE [1]		14.4%	5.5%	14.6%	19.4%	19.1%	19.4%
Administrative personnel-FTE		5.0%	-0.9%	2.1%	5.7%	3.8%	3.8%
Sub-total of non-sales personnel - FTE		11.7%	3.7%	11.1%	15.6%	14.8%	15.0%

Total - average FTE headcount		22.6%	17.5%	24.8%	30.6%	31.3%	34.0%

% change (twelve months)
Store personnel - FTE		15.2%	11.7%	16.0%	15.8%	14.1%	13.7%
Non-store selling personnel - FTE		-2.4%	31.1%	43.8%	44.0%	33.8%	28.1%
Sub-total of all sales personnel - FTE		13.8%	13.2%	18.1%	18.0%	15.8%	15.0%

Distribution and manufacturing personnel-FTE [1]		5.4%	14.9%	19.4%	16.7%	14.5%	13.2%
Administrative personnel - FTE		7.9%	7.6%	10.7%	11.7%	7.0%	4.7%
Sub-total of non-sales personnel - FTE		6.0%	12.9%	17.0%	15.4%	12.5%	10.9%

Total - average FTE headcount		11.7%	13.2%	17.8%	17.4%	15.0%	14.0%

1  The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended March 31:

	Three-month period
	2012	2011

Net sales	100.0%	100.0%
Gross profit	51.3%	52.0%

Operating and administrative expenses	30.3%	32.0%
Loss on sale of property and equipment	0.0%	0.0%
Operating income	20.9%	20.1%

Interest income	0.0%	0.0%
Earnings before income taxes	21.0%	20.1%
Note – Amounts may not foot due to rounding difference.

Gross profit – percentage for the first quarter of 2012 decreased from the same period in 2011. Sequentially, the gross profit increased from the fourth quarter of 2011.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2012	51.3%
2011	52.0%	52.2%	51.9%	51.2%
2010	51.1%	52.1%	51.8%	52.0%

The fluctuations in our gross profit percentages are typically driven by changes in: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized from the day-to-day fluctuations in customer pricing relative to product and freight costs. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains.    The third component relates to vendor volume allowances. In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third.

We believe a normal gross profit percentage range for our business is 51% to 53%. This is based on our current mix of products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business). Our business operated below our expected gross profit range at the end of 2009, and expanded into the low end of this range during 2010. In the second quarter of 2010, we moved into the middle of the range as the three components of gross profit improved, the contribution being split fairly evenly between the three components. We remained in the middle of the range until the fourth quarter of 2011. In the fourth quarter of 2011, our gross margin felt pressure and dropped to the lower end of the range. This drop was primarily due to changes in our transactional margin (primarily due to changes in product and customer mix), lower vendor incentive gross profit, and lower freight utilization. The latter two items created half of the gross margin drop and are more of a seasonal issue. In the first quarter of 2012, our gross margin improved nominally over the previous quarter. This was primarily caused by the seasonal improvement of vendor volume allowances as rising fuel prices offset our improvements in freight utilization.

Operating and administrative expenses - improved relative to sales in the first quarter of 2012 versus the first quarter of 2011.

Historically, our two largest components to operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.

The three largest components of operating and administrative expenses grew as follows for the periods ended March 31 (compared to the comparable quarter in the preceding year):

	Three-month period
	2012	2011
Employee related expenses	14.9%	26.5%
Occupancy related expenses	0.3%	7.9%
Selling transportation costs	19.3%	12.7%

Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. The increase in the first quarter of 2012 was driven by the following factors: (1) employee headcount grew, (2) sales commissions grew, (3) bonus amounts related to our growth drivers grew (this includes items such as industrial vending bonuses and manager minimum pay adjustments), and (4) our profit sharing contribution grew. The increase in the first quarter of 2011 was driven by the following factors: (1) employee headcount grew, (2) sales commissions grew (this increase was amplified by stronger sales growth, relative to 2010, which had a meaningful impact on the commission earned and higher gross profit margins), (3) total bonuses earned increased due to our profit growth, (4) hours worked per employee grew, and (5) our profit sharing contribution grew.

Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST SolutionsSM (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in the first quarter of 2012 was driven by (1) a dramatic increase in the amount of FAST SolutionsSM (industrial vending) equipment as discussed earlier in this document, (2) an increase in the number of locations, and (3) increased investment in our distribution infrastructure over the last several years. This increase was partially offset by an absolute drop in the utilities expense due to a drop in natural gas prices during the heating season, a mild winter, and due to our efforts to lower energy consumption. The increase in the first quarter of 2011 was driven by the same factors noted above with one exception, in 2011 approximately 50% of the increase was due to rising utility costs.

Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Selling transportation costs included in operating and administrative expenses increased in the first quarter of 2012. Most of the components of selling transportation costs increased at a rate less than sales growth, with two exceptions, the fuel component and the vehicle expense components increased more than sales growth. This was primarily related to the increase in per gallon fuel costs discussed below and the expansion of our fleet related to additions to our non-store sales personnel, particularly FAST SolutionsSM (industrial vending) vehicles. The increase in the first quarter of 2011 was primarily related to the increase in fuel costs due to the improving sales patterns and due to increases in energy costs.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first quarter of 2012, our total vehicle fuel costs were approximately $10.6 million. During the first, second, third, and fourth quarters of 2011, our total vehicle fuel costs were approximately $8.6, $10.5, $9.8, and $9.8 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, and changes in the number of other sales centered vehicles. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4	Annual Average[1]

2012 price
Diesel fuel	$3.92
Gasoline	$3.53

2011 price
Diesel fuel	$3.60	4.04	3.90	3.87	3.85
Gasoline	$3.22	3.78	3.62	3.37	3.50

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14	3.01
Gasoline	$2.68	2.80	2.71	2.84	2.76

Per gallon price change	Q1	Q2	Q3	Q4	Annual

2012 change
Diesel fuel	8.9%
Gasoline	9.6%

2011 change
Diesel fuel	24.6%	32.0%	31.8%	23.2%	27.9%
Gasoline	20.1%	35.0%	33.6%	18.7%	26.8%

1 Average of the four quarterly figures contained in the table.

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.8% and 38.2% for the first quarter of 2012 and 2011, respectively. As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.

OPERATIONAL WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at March 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2012	2011	2010	2012	2011	2012	2011
Accounts receivable, net	$386,882	325,685	262,463	61,197	63,222	18.8%	24.1%
Inventories	$647,886	576,451	507,243	71,435	69,208	12.4%	13.6%
Operational working capital[1]	$1,034,768	902,136	769,706	132,632	132,430	14.7%	17.2%

Sales in last two months	$522,905	437,773	358,111	85,132	79,662	19.4%	22.2%

The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years with our international business and with large customer accounts has created some difficulty with managing the growth of accounts receivable relative to the growth in sales.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns.   Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2006 to 2012), (4) expanded direct sourcing, (5) expanded exclusive brands (private label), and (6) expanded vending solutions. Items (4), (5), and (6), plus the impact of strong growth with national accounts and international expansion, created most of our inventory growth in the first quarter of both 2012 and 2011.

Our operational working capital improved relative to sales in the first quarter of both 2012 and 2011.

1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventory.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the first quarter of 2012, we generated $132,188 (or 131.9% of net earnings) of operating cash flow.  Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

STOCK REPURCHASE:

We did not purchase any stock in the first quarter of 2012. We currently have authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ANNUAL MEETING OF SHAREHOLDERS PRESENTATION:

On Tuesday, April 17, 2012, we will be holding our Annual Meeting of Shareholders at our offices at 2001 Theurer Boulevard, Winona, Minnesota. The meeting will also be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including the growth in average store sales and profitability expected to result from that strategy (including our belief that we can achieve targeted profitability due to an improvement in our gross margins and a lowering of our operating expenses even if our average store sales do not grow as originally expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of FAST SolutionsSM (industrial vending) and our advantage as a first mover in this area, and our goals regarding expansion of that business, and (4) our expected gross profit range. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize or sustain improvements in our gross margins and savings from lowering our operating expenses, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause us to alter our plans to introduce new vending machines or cause industrial vending to be less transformative than expected, (4) our competitors could choose, over time, to open additional locations and to develop their own vending platform which could allow our competitors to replicate our local storefront combined with industrial vending business model mitigating our first mover advantage, and (5) changes in our current mix of products, geographies, end markets, and end market uses could impact our expected gross profit range.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2011 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
	March 31,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$ 198,878	117,676
Marketable securities	27,194	27,165
Trade accounts receivable, net of allowance for doubtful
accounts of $5,814 and $5,647, respectively	386,882	338,594
Inventories	647,886	646,152
Deferred income tax assets	14,838	16,718
Other current assets	74,297	89,833
Total current assets	1,349,975	1,236,138

Property and equipment, less accumulated depreciation	450,239	435,601
Other assets, net	13,118	13,209

Total assets	$ 1,813,332	1,684,948

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 76,113	73,779
Accrued expenses	113,096	111,962
Income taxes payable	47,018	2,077
Total current liabilities	236,227	187,818

Deferred income tax liabilities	38,137	38,154

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 400,000,000 shares authorized,
296,071,374 and 295,258,674 shares
issued and outstanding, respectively	2,961	2,953
Additional paid-in capital	43,880	16,856
Retained earnings	1,474,368	1,424,371
Accumulated other comprehensive income	17,759	14,796
Total stockholders' equity	1,538,968	1,458,976

Total liabilities and stockholders' equity	$ 1,813,332	1,684,948

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)
	Three months ended
	March 31,
	2012	2011

Net sales	$ 768,875	640,583

Cost of sales	374,698	307,203
Gross Profit	394,177	333,380

Operating and administrative expenses	232,970	204,692
Loss on sale of property and equipment	174	25
Operating income	161,033	128,663

Interest income	96	148

Earnings before income taxes	161,129	128,811

Income tax expense	60,935	49,264

Net earnings	$ 100,194	79,547

Basic net earnings per share	$ 0.34	0.27

Diluted net earnings per share	$ 0.34	0.27

Basic weighted average shares outstanding	295,538	294,861

Diluted weighted average shares outstanding	296,927	295,429

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Three months ended
	March 31,
	2012	2011

Cash flows from operating activities:
Net earnings	$ 100,194	79,547
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation of property and equipment	12,415	10,481
Loss on sale of property and equipment	174	25
Bad debt expense	2,329	2,267
Deferred income taxes	1,863	(56)
Stock based compensation	1,050	900
Amortization of non-compete agreements	148	148
Changes in operating assets and liabilities:
Trade accounts receivable	(50,617)	(57,819)
Inventories	(1,734)	(19,082)
Other current assets	15,536	8,757
Accounts payable	2,334	8,045
Accrued expenses	1,134	(3,934)
Income taxes	44,941	43,220
Other	2,421	1,785
Net cash provided by operating activities	132,188	74,284

Cash flows from investing activities:
Purchase of property and equipment	(28,212)	(21,206)
Proceeds from sale of property and equipment	985	621
Net (increase) decrease in marketable securities	(29)	463
(Increase) decrease in other assets	(57)	220
Net cash used in investing activities	(27,313)	(19,902)

Cash flows from financing activities:
Proceeds from exercise of stock options	18,285	0
Tax benefits from exercise of stock options	7,697	0
Payment of dividends	(50,197)	(73,715)
Net cash used in financing activities	(24,215)	(73,715)

Effect of exchange rate changes on cash	542	488

Net increase (decrease) in cash and cash equivalents	81,202	(18,845)

Cash and cash equivalents at beginning of period	117,676	143,693
Cash and cash equivalents at end of period	$ 198,878	124,848

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 21,828	6,100
CONTACT: Sheryl Lisowski
         Controller
         507-453-8550